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                                                                   EXHIBIT 10(d)


                         SECOND AMENDMENT TO AMENDED AND
                          RESTATED EMPLOYMENT AGREEMENT

         This is an amendment made effective February 17, 1999, to the Amended and Restated Employment Agreement dated March 23, 1993 (the "Original Agreement") between Metatec Corporation, a Florida corporation (the "Company"), and Jeffrey M. Wilkins ("Mr. Wilkins"), as amended by the First Amendment To Amended and Restated Employment Agreement dated March 21, 1996 between the Company and Mr. Wilkins (the "First Amendment", and together with the Original Agreement, the "Agreement"). The Company and Mr. Wilkins hereby agree as follows:

         Section 1. Board Committee Authorization. For purposes of clarification, and without limiting any provision of the Agreement, the authority of the Company's board of directors under the Agreement may be exercised by any duly designated committee of the board.

         Section 2. Incentive Bonus Plan. Section 6 of the Original Agreement and Section 1 of the First Amendment are hereby deleted from the Original Agreement and the First Amendment, respectively, in their entirety, and no bonuses shall be payable under those provisions for any period after December 31, 1998.

         Beginning with calendar year 1999 and for each calendar year thereafter, the Company shall pay to Mr. Wilkins an annual bonus (the "Incentive bonus") based upon the amount of the Pre-Tax Profit (defined below) for the applicable calendar year, with the amount of the Incentive Bonus calculated as follows:

                  (a) For calendar year 1999, the Incentive Bonus shall be an amount equal to 5% of the Pre-Tax Profit that year, up to a maximum of $7.5 million of Pre-Tax Profit (the "Threshold"), plus 2.5% of any Pre-Tax Profit that year in excess of the Threshold.

                  (b) For calendar year 2000, the Incentive Bonus shall be an amount equal to 4% of the Pre-Tax Profit that year, up to the Threshold, plus 2.5% of any Pre-Tax Profit that year in excess of the Threshold.

                  (c) For calendar year 2001, the Incentive Bonus shall be an amount equal to 3% of the Pre-Tax Profit that year, up to the Threshold, plus 2.5% of any Pre-Tax Profit that year in excess of the Threshold.

                  (d) For calendar year 2002 and each calendar year thereafter, the Incentive Bonus shall be an amount equal to 2.5% of the Pre-Tax Profit for the applicable calendar year.

         Each annual Incentive Bonus shall be payable in quarterly installments, based upon calendar quarters, with each quarterly installment to be in an amount equal to the result obtained when (i) the Pre-Tax Profit for that calendar quarter and all prior calendar quarters is multiplied by the percentage or percentages applicable to such Pre-Tax Profit under the preceding provisions of this section, and (ii) the result is reduced by the aggregate amount of all Incentive Bonus installment payments previously made with respect to that calendar year; provided that if Mr. Wilkins receives Incentive Bonus installment payments for any or all of the first three calendar quarters in any calendar year in an aggregate amount


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which exceeds the annual Incentive Bonus payable for that calendar year, then the Company shall have the right to offset such excess against the amounts next payable by the Company under the Agreement until such excess is fully recovered by the Company or, if such offsets are insufficient to permit the recovery of such excess, require Mr. Wilkins to repay the unrecovered portion of such excess promptly following the Company's request.

         The Incentive Bonus installment payments for the first three calendar quarters of each calendar year shall be paid not later than 30 days after the applicable calendar quarter, and the final Incentive Bonus installment payment, if any, for each calendar year shall be payable not later than 90 days after the end of that calendar year.

         The obligation of the Company to pay Incentive Bonuses shall continue with respect to the three calendar years of the Company ending after the date of termination of Mr. Wilkins' employment under the Agreement, including without limitation termination in the event of Mr. Wilkins' death or Long-Term Disability or termination by Mr. Wilkins for Good Reason under Section 10(c) of the Agreement (as those terms are defined in the Agreement), unless such termination is a result of a voluntary termination by Mr. Wilkins other than for Good Reason under Section 10(c) of the Agreement or a termination by the Company for Cause under Section 10(b) of the Agreement (as those terms are defined in the Agreement).

         For purposes of this amendment and the Agreement, the term "Pre-Tax Profit" for any period shall mean the net pre-tax profit of the Company for such period, determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied, before deducting (A) any amounts payable for any federal, state, or local taxes based upon or measured by income, and (B) any amounts paid or payable to Mr. Wilkins under this section.

         Section 3. Construction. In the event of any inconsistency between the provisions of this amendment and the Agreement, the provisions of this amendment shall control. Except as modified by this amendment, the Agreement shall continue in full force and effect with change.


                              METATEC CORPORATION


                              By  /s/ Julia A. Pollner
                                  ---------------------------------------------
                                      Julia A. Pollner, Vice President, Finance



                                             /s/ Jeffrey M. Wilkins
                                  ---------------------------------------------
                                               JEFFREY M. WILKINS